Exhibit 99.1

Teradyne to Host 2025 Financial Analyst Day

NORTH READING, Mass. – February 25, 2025 – Teradyne, Inc. (NASDAQ: TER), a leading supplier of automated test solutions, today announced it will host a Financial Analyst Day on March 11, 2025 at the Company’s headquarters in North Reading, Massachusetts. The event will feature presentations from members of the leadership team who will share an in-depth review of Teradyne’s strategic imperatives, operating and growth strategy, and business outlook.

The event will begin at 1:00 p.m. Eastern Daylight Time (EDT). Due to limited capacity, attendance in person is by invitation only. Presentation slides and a live webcast will be available on Teradyne’s Investor Relations website at investors.teradyne.com, with an on-demand replay accessible shortly after the event.

About Teradyne

Teradyne (NASDAQ:TER) designs, develops, and manufactures automated test equipment and advanced robotics systems. Its test solutions for semiconductors and electronics products enable Teradyne’s customers to consistently deliver on their quality standards. Its advanced robotics business includes collaborative robots and mobile robots that support manufacturing and warehouse operations for companies of all sizes. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc., in the U.S. and other countries.

Contact

Traci Tsuchiguchi

Investor Relations

Tel: 978-370-2444